Exhibit 21

SUBSIDIARIES OF

THE COOPER COMPANIES, INC.

A DELAWARE CORPORATION

NAME	JURISDICTION OF INCORPORATION
THE COOPER COMPANIES, INC.	Delaware
TCC Acquisition Corp.	Delaware
CooperVision, Inc.	New York
Cooper Captive, Inc.	New York
CooperVision Technology LLC	Delaware
CooperVision International Holding Company, L.P.	United Kingdom
CooperVision Canada Corp.	Canada
Ocular Sciences Cayman Corp.	Cayman Islands
Aspect Vision Holdings, Limited	United Kingdom
CooperVision Limited	United Kingdom
Coopervision do Brasil Ltda	Brazil
CooperVision GmbH	Germany
CooperVision Sarl	Switzerland
Ocular Sciences Limited (UK)	United Kingdom
Coopervision Manufacturing Limited	United Kingdom
Ocular Sciences UK Limited	United Kingdom
Hydron Ltd.	Hong Kong
Hydron Investments Limited	United Kingdom
Hydron Pty Limited	Australia
Coopervision Nederland BV	Netherlands
CooperVision S.A. (Pty) Limited	South Africa
Cooper Vision Italia s.r.l.	Italy
Ocular Sciences SAS	France
CooperVision S.A.S.	France
CooperVision Surgical, Inc.	Delaware
CooperVision Optical Trade Kft	Hungary
CooperSurgical, Inc.	Delaware
CooperSurgical Acquisition Corp.	Delaware
Galenica (2000), Inc.	Ontario
CooperSurgical Acquisition GmbH	Germany
Leisegang GmbH	Germany